SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-5(d) (2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ADAPTEC, INC.

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Reuters published the following article, which became available online on September 29, 2009:

Adaptec says Steel Partners would gut company

* Adaptec fires back against Steel Partners plan

* Adaptec say Lichtenstein motivated by own fund struggles

By Joseph A. Giannone

NEW YORK, Sept 29 (Reuters) - Adaptec Inc (ADPT.O), target of a proxy war led by Warren Lichtenstein’s Steel Partners, said on Tuesday the activist hedge fund wants to gut the data storage technology company, shed assets and create an acquisition vehicle fueled by Adaptec’s stash of cash.

More than three weeks after Lichtenstein began soliciting shareholder votes to remove Adaptec’s chief executive and shrink the board to seven seats from nine, Adaptec’s board responded by questioning Steel’s motives and calling attention to Lichtenstein’s own setbacks of the past year.

The board also revealed for the first time some of Steel’s strategic proposals for Adaptec.

“We believe Steel Partners’ plan is to turn Adaptec into a corporate shell to be used to enter into a wholly new line of business unrelated to Adaptec’s current business,” Adaptec director Douglas Van Houweling said in a shareholder letter.

“In discussions with the company’s management, principals at Steel Partners indicated that they see Adaptec as a ready source of cash — over $350 million — that would allow them to pursue other investment opportunities in a range of industries,” he continued.

Steel Partners, which declined to comment on the letter, secured three out of Adaptec’s nine seats in 2007 as part of an agreement ending a previous proxy battle. Adaptec’s shares for years have been weighed down by weak performance and some ill-advised acquisitions.

Earlier this month, the Milpitas, California, company disclosed it named a new chairman and voted to shrink its board to seven seats. The moves, which removed Steel President Jack Howard as chairman, prompted Steel to renew hostilities.

Howard at the time told Reuters that Adaptec was trading at or below the value of its cash holdings. The value of Adaptec’s assets and businesses could best be realized by putting the company up for sale. [ID:nN14500958]

Activist hedge fund manager Richard Rofe of Arcadia Capital Advisors LLC has joined the battle against Adaptec’s management.

In a letter to management, Arcadia last week demanded the board reorganize Adaptec under a new chief executive, shake up the board, repurchase at least $300 million of stock and pursue “the immediate sale of the operating business.”

COUNTER ATTACK

Adaptec returned fire Tuesday by drawing attention to Steel’s own recent troubles. Lichtenstein faced a wave of redemption requests last year after his flagship fund plunged in value. Earlier this year he was sued by fund investors incensed by his plan to roll assets into a listed company.

Adaptec was among a number of thinly traded companies whose shares plunged as many Steel investors, receiving portfolio stocks distributed in lieu of cash, in July dumped their holdings. Steel has since rebuilt an 11 percent equity stake.

Van Houweling in his letter contended Steel Partners wants to take over the board — promoting four directors out of a seven-seat board. That would effectively let Lichtenstein take over the company without paying any premium.

Adaptec’s letter partly addressed Steel’s complaint that Howard was ousted as chairman by just five of Adaptec’s “legacy” directors, who met in secret away from the Steel directors.

“A majority of the board — meeting in open session with the Steel Partners’ directors — concluded that, as Adaptec entered its next phase of development, it needed a chairman who is engaged in the business and has a background in technology,” Adaptec said.

A spokesman for Adaptec said it was “disingenuous” for Steel directors, which have on many occasions brought unified proposals to the board, to cry foul. Board members have conversations outside the boardroom all the time, he said. (Reporting by Joseph Giannone; Editing by Tim Dobbyn)

© Thomson Reuters 2009. All rights reserved.